Exhibit 99

12/22/2008

Alcoa and ORKLA ASA Agree to Exchange Equity Stakes

Alcoa to Receive Orkla’s 50% Stake in Elkem Aluminum;

Orkla to Receive Alcoa’s 45% Stake in SAPA Extrusions Business.

PITTSBURGH—(BUSINESS WIRE)—Alcoa (NYSE:AA) today announced it has agreed with ORKLA ASA (Orkla) to exchange their stakes in a Norwegian smelting partnership and a Swedish extrusion joint venture in order to focus on their respective areas of expertise and best practices. Alcoa will receive Orkla’s 50 percent stake in Elkem Aluminum ANS while Orkla will receive Alcoa’s 45 percent stake in the $3.7 billion SAPA extrusion profiles business. The transaction is expected to be completed in the first quarter of 2009.

Elkem Aluminum, which will be 100 percent owned by Alcoa following the transaction, includes aluminum smelters in Lista and Mosjoen, Norway with a combined output of 282,000 metric tons per year (mtpy). Included in the transaction is Elkem’s stake in a newly opened anode plant in Mosjoen in which Alcoa already holds an approximate 82 percent stake.

The addition of these assets increases Alcoa’s global smelting capacity to more than 4.7 million metric tons, making Alcoa the world’s largest primary aluminum producer.

“This action is an important step in the strategic process to strengthen Alcoa’s smelting and anode business and to exit the soft alloy extrusion business,” Mr. Kleinfeld said. “We will be assuming control over businesses where we are the recognized global leader – two smelters with long-term clean power contracts and an anode business that plays a vital role in supporting our operations in Europe and Iceland. This move makes good strategic and financial sense for both Alcoa and Orkla.”

The SAPA Profiles business, which will be 100 percent owned by Orkla following the completion of the transaction, is a leading independent manufacturer of aluminum extrusions and engages in extensive processing operations, including surface treatment, hydro-forming, friction-stir welding and CNC treatment. Production takes place in 15 European countries, the US and China. The SAPA joint venture was created in July 2007 when Alcoa combined its soft alloy business with Orkla’s SAPA unit. Aluminum extrusions are used for design solutions in virtually all sectors.

The two parties will continue to hold joint ownership in the carbothermic process technology Alcoa is developing together with Elkem, which is in the research and development phase. The Carbothermic process is a new technology that holds the potential to produce aluminum at a lower cost, driven by reduced conversion costs, lower energy requirements, and lower emissions and at a lower capital cost than traditional smelting. The technology also holds potential for significant cost improvement in the production of other metals.

Alcoa expects to record an impairment charge in the fourth quarter of 2008 related to the exchange of its interests in the extrusion joint venture and is working with its advisors to determine the details.

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company operates in 34 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com.